Exhibit 99.1

IMPORTANT NOTICE OF JO-ANN STOCK
TRADING BLACKOUT PERIOD

To:	Directors and Executive Officers of Jo-Ann Stores, Inc.

From:	Valerie Gentile Sachs, EVP, General Counsel & Secretary

Re:	Prohibition on Trading in Jo-Ann Securities during Blackout Period

Date:	June 4, 2004

This is to advise you that there will be a blackout period under the Jo-Ann Stores, Inc. Savings Plan (401k) (the “Plan”), during which you will be prohibited from trading in Jo-Ann Securities (as defined below). This blackout period is required to allow reconciliation of accounts in connection with the change in record keeper for the Plan from AMVESCAP to The Vanguard Group. This notice is also being filed with the SEC on Form 8-K.

During the Plan blackout period, the ability of the Plan to trade in Jo-Ann stock will be suspended, including the ability of Plan participants to direct the investment of their Plan accounts in Jo-Ann stock. A blackout notice for the Plan was sent to participants and affected parties on June 4, 2004. The blackout period is expected to begin on July 9 and end during the week of August 22, 2004. You will be notified by e-mail confirming the exact date the blackout commences and terminates. While we expect a smooth transition, there is always a possibility that an extension of the blackout period will be needed. If there is an extension you will be so notified.

During the blackout period, you may not purchase, sell or otherwise acquire or transfer any equity securities of Jo-Ann, or derivative securities of Jo-Ann equity securities (collectively, “Jo-Ann Securities”), unless a specific exemption applies.

By way of example, during the blackout period, you may not:

1.	Engage in open market or private transactions in Jo-Ann Securities;

2.	Exercise Jo-Ann stock options;

3.	Direct the transfer of funds in your Plan account into or out of the Jo-Ann stock fund;

4.	Obtain a distribution from the Plan in the form of Jo-Ann stock; or

5.	Allow Jo-Ann Securities to be used to satisfy tax-withholding obligations if your shares of restricted Jo-Ann Securities vest.

However, you may:

1.	Purchase or sell Jo-Ann Securities pursuant to a pre-existing trading arrangement that satisfies the conditions of Rule 10b5-1(c);

2.	Purchase Jo-Ann Securities under the Plan in the normal course of on-going employee deferrals; (Note, however, Jo-Ann Securities will no longer be an investment option under the Plan after July 19. After that date, no new contributions can be invested in Jo-Ann Securities. If you have an investment election in place to invest future contributions in Jo-Ann Securities, that election will automatically be converted to the Vanguard 500 Index Fund as of that date and subsequent contributions that would have gone into Jo-Ann Securities will be invested in the Vanguard 500 Index Fund.)

3.	Purchase Jo-Ann Securities in the ordinary course under the Jo-Ann Stores, Inc. Associate Stock Ownership Plan;

4.	Increase or decrease your Jo-Ann Securities holdings as a result of a stock split, stock dividend or pro rata rights distribution; or (We do not expect this to happen during the blackout period.)

5.	Acquire or dispose of Jo-Ann Securities through a bona fide gift or a transfer by will or the laws of descent and distribution.

These prohibitions only apply to Jo-Ann Securities acquired in connection with your service or employment as a director or executive officer of Jo-Ann. However, there is a rebuttable presumption that any Jo-Ann Securities sold during the blackout period were acquired in connection with your service for Jo-Ann. This presumption may only be rebutted if you can trace the shares you sold, and demonstrate that you acquired them prior to your service with Jo-Ann in a transaction unrelated to your service with Jo-Ann. Please contact me if you need more information on this subject.

If you engage in a transaction in Jo-Ann Securities in violation of these restrictions, regardless of your intent, Jo-Ann (or a Jo-Ann shareholder acting on behalf of Jo-Ann) may bring an action to recover any profits you realized as a result of the violation. In addition, the SEC may bring an action seeking to prevent a violation of the restrictions from taking place or to impose penalties or any other available remedies.

You may contact me by telephone at (330) 656-6684 with any questions that you may have concerning the blackout period or the trading restrictions. Any transaction by you or your family members involving Jo-Ann Securities which you believe to be permissible in accordance with the guidelines set out in this Memorandum between the date of this notice and the end of the blackout period must be pre-approved by me.